Exhibit 99.1

Hillenbrand Reports Fiscal Fourth Quarter and Full Year 2023 Results
Fourth Quarter Continuing Operations Highlights1:
•Revenue of $763 million increased 26% compared to prior year, including $43 million from Schenck FPM; organic revenue decreased 1%
•GAAP EPS of $0.24 decreased from $0.44 in the prior year; adjusted EPS of $1.13 increased 45%, including a $0.02 net contribution from Schenck FPM
•Adjusted EBITDA margin of 19.3% increased 90 basis points
Fiscal 2023 Continuing Operations Highlights1 and Fiscal 2024 Guidance:
•Revenue of $2.83 billion increased 22% vs. prior year; organic revenue increased 4%
•GAAP EPS of $1.53 increased 1%; adjusted EPS of $3.52 increased 31%
•Completed transformation to pure-play industrial company through acquisitions of Linxis, Peerless, and Schenck FPM, and the divestiture of secularly declining death care segment
•Fiscal 2024 guidance: Full Year adjusted EPS of $3.60 - $3.95; Q1 adjusted EPS of $0.66 - $0.71

BATESVILLE, Ind., November 15, 2023 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI), a leading global provider of highly-engineered processing equipment and solutions, reported results for the fourth quarter and full fiscal year, which ended September 30, 2023.

“Fiscal 2023 was a transformational year for Hillenbrand. We executed our strategy to position the portfolio for long-term success as a pure-play, global industrial company and delivered solid performance against the backdrop of a challenging macroeconomic environment, including strong organic growth in our Advanced Process Solutions segment. Through the acquisitions of Linxis, Peerless, and the Schenck Process Food and Performance Materials business, we strengthened our foundation for future growth in the less cyclical food end market, where we can leverage our leading brands and technologies to deliver world-class food processing solutions to our customers,” said Kim Ryan, President and Chief Executive Officer of Hillenbrand.

“As we look to 2024, we are monitoring the ongoing uncertainty within the global economic and geopolitical environment and remain focused on controlling what we can by capitalizing upon growth opportunities, driving productivity, and executing our integration plans to capture synergies from our recent acquisitions. Guided by our Purpose, ‘Shape What Matters for Tomorrow’, we look forward to continuing our growth journey in fiscal 2024 and beyond.”

Fourth Quarter 2023 Results of Continuing Operations1

Revenue of $763 million increased 26% compared to the prior year, primarily due to acquisitions, including a $43 million contribution from the Schenck Process Food and Performance Materials (FPM) acquisition, which was completed on September 1, 2023. On an organic basis, which excludes the impacts of acquisitions, divestitures, and foreign currency exchange, revenue decreased 1% year over year, as lower volume in the Molding Technology Solutions segment more than offset favorable pricing and higher volume in the Advanced Process Solutions segment.

Net income of $17 million decreased from $31 million in the prior year largely due to an increase in taxes associated with acquisition costs and an increase in business acquisition and integration costs. Adjusted net income of $79 million resulted in adjusted EPS of $1.13, an increase of 45% compared to the prior year, largely due to acquisitions, including a net contribution of approximately $0.02 from FPM. The adjusted effective tax rate for the quarter was 28.4%.

Adjusted EBITDA of $147 million increased 33% year over year, or 3% organically, as favorable pricing, productivity improvements, and lower variable compensation more than offset cost inflation and lower MTS volume. Adjusted EBITDA margin of 19.3% increased 90 basis points.

Advanced Process Solutions (APS)
Revenue of $516 million increased 57% compared to the prior year, primarily due to acquisitions. On an organic basis, revenue increased 7% year over year, primarily due to favorable pricing and higher aftermarket parts and service revenue.

Adjusted EBITDA of $118 million increased 72% year over year, or 23% organically, as favorable pricing, productivity improvements, higher volume, favorable mix, and lower variable compensation were partially offset by cost inflation. Adjusted EBITDA margin of 22.8% increased 190 basis points.

Backlog of $1.9 billion increased 34% compared to the prior year primarily due to acquisitions. On an organic basis, backlog decreased 9% due to lower orders for large plastics systems primarily resulting from the continued delay of customer decision timing for several large projects. Sequentially, backlog increased 16% primarily due to the acquisition of FPM.
Molding Technology Solutions (MTS)
Revenue of $247 million decreased 10% year over year primarily due to a decrease in hot runner and injection molding equipment sales.

Adjusted EBITDA of $46 million decreased 23%, as lower volume, cost inflation, and unfavorable product mix were only partially offset by productivity improvements, lower variable compensation, and favorable pricing. Adjusted EBITDA margin of 18.5% decreased 310 basis points.

Backlog of $233 million decreased 36% compared to the prior year primarily due to the execution of existing backlog and a decrease in orders for injection molding equipment. Sequentially, backlog decreased 12%.

Fiscal Year 2023 Results of Continuing Operations1
Hillenbrand’s full year revenue of $2.83 billion increased 22% compared to the prior year primarily due to acquisitions. On an organic basis, revenue increased 4% as growth in the Advanced Process Solutions segment of 9% was partially offset by a 2% decline in the Molding Technology Solutions segment.

Net income of $107 million decreased 2% from the prior year. Adjusted net income of $247 million resulted in adjusted EPS of $3.52, an increase of $0.83, or 31%, largely due to acquisitions. The adjusted effective tax rate for the year was 29.5%.

Adjusted EBITDA of $483 million increased 20% year over year, or 4% organically, as favorable pricing, productivity improvements, higher APS volume, and lower variable compensation were partially offset by cost inflation, an increase in strategic investments, and lower MTS volume. Adjusted EBITDA margin of 17.1% decreased 20 basis points primarily due to the dilutive effect of price-cost coverage.

Balance Sheet, Cash Flow and Capital Allocation1
Hillenbrand generated cash flow from operations of $207 million in the year, an increase of $144 million year-over-year, primarily driven by reductions in inventory and unbilled receivables, and higher earnings, partially offset by unfavorable timing of accounts payable and customer advances, and higher business acquisition and integration costs. During the year, the Company returned approximately $61 million to shareholders in the form of quarterly dividends.

As of September 30, 2023, net debt was $1,767 million, and the net debt to pro forma adjusted EBITDA ratio was 3.2x. Liquidity was approximately $718 million, including $243 million in cash on hand and the remainder available under our revolving credit facility. As previously communicated, the Company intends to continue to prioritize debt reduction with a goal to return to its net leverage target of 1.7x to 2.7x by the end of fiscal Q1 2025.

Fiscal 2024 Outlook
Hillenbrand is providing annual guidance for fiscal year 2024 and quarterly guidance for fiscal Q1 2024. The guidance range reflects the ongoing uncertainty within the global economic and geopolitical environment; it does not assume a broader economic recession.

“Heading into fiscal 2024, we’re excited by the momentum we’re seeing in our recent acquisitions and the outlook for continued organic growth within the APS segment. While we face a challenging macro environment in our MTS segment, we remain laser focused on driving efficiencies and optimizing costs to help offset the top-line headwinds, and we’re confident the MTS segment is well positioned to return to growth and higher levels of profitability once demand recovers. As we navigate this dynamic environment, deleveraging our balance sheet and integrating our recent acquisitions remain our top priorities,” said Bob VanHimbergen, SVP and Chief Financial Officer of Hillenbrand.

Revenue Outlook ($M)	FY 2024 Range	Total YOY	FX	Organic YOY
Advanced Process Solutions	$2,400 - $2,500	32% - 37%	~0%	3% - 8%
Molding Technology Solutions	$880 - $940	(12%) - (6%)	~1%	(13%) - (7%)
Hillenbrand	$3,280 - $3,440	16% - 22%	~1%	(3%) - 3%

Adj. EBITDA Outlook	FY 2024 Range	Total YOY
Advanced Process Solutions	18.0% - 19.0%	(150) - (50) bps	includes dilutive effect of FPM
Molding Technology Solutions	18.5% - 19.5%	(20) - 80 bps
Hillenbrand ($M)	$530 - $588	10% - 22%

Adj. EPS Outlook	FY 2024 Range	Q1 EPS
Hillenbrand	$3.60 - $3.95	$0.66 - $0.71
Note: Total growth figures include impact from Schenck FPM, Linxis Group, and Peerless acquisitions (in APS and Total HI); organic performance is adjusted for acquisitions and the impact of foreign currency exchange

1All financial results are reported on a continuing operations basis, excluding the divested Batesville segment, which is reported as discontinued operations for all periods presented

Conference Call Information
Date/Time: Thursday, November 16, 2023, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-877-407-8012
Dial-In for International: +1-412-902-1013
Conference call ID number: 13742040
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Friday, December 15, 2023)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, November 30, 2023
Replay ID number: 13742040
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s financial statements on Form 10-K are filed jointly with this release and will be made available on the Company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude the following items:

•business acquisition, divestiture, and integration costs;
•restructuring and restructuring related charges;
•intangible asset amortization;
•gains and losses on divestitures;
•other individually immaterial one-time costs;
•the related income tax impact for all of these items; and
•certain tax items related to acquisitions and divestitures, the revaluation of deferred tax balances resulting from fluctuations in currency exchange rates and non-routine changes in tax rates for certain foreign jurisdictions, and the impact that the Molding Technology Solutions reportable operating segment’s loss carryforward attributes have on tax provisions related to the imposition of tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries, the Foreign Derived Intangible Income Deduction (FDII), and the Base Erosion and Anti-Abuse Tax (BEAT).

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to measure operating segment performance and make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of our strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under GAAP and therefore do not purport to be alternatives to net income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, and adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Organic revenue and organic adjusted EBITDA are defined respectively as net revenue and adjusted EBITDA excluding net revenue and adjusted EBITDA directly attributable to TerraSource, which was divested on October 22, 2021, as well as recent acquisitions, including FPM, Linxis, Herbold Meckesheim, Peerless Food Equipment, and Gabler Engineering, and adjusting for the effects of foreign currency exchange. In addition, the ratio of net debt to pro forma adjusted EBITDA is a key financial measure that is used by management to assess Hillenbrand’s borrowing capacity (and is calculated as the ratio of total debt less cash and cash equivalents to the trailing twelve months pro forma adjusted EBITDA). Hillenbrand uses organic and pro forma measures to assess performance of its reportable operating segments and the Company in total without the impact of recent acquisitions and divestitures.

Hillenbrand calculates the foreign currency impact on net revenue, adjusted EBITDA, and backlog in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

Another important operational measure used is backlog. Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which the Advanced Process Solutions and Molding Technology Solutions reportable operating segments compete. Backlog represents the amount of consolidated net revenue that we expect to realize on contracts awarded to the Advanced Process Solutions and Molding Technology Solutions reportable operating segments. For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included. Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected net revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized. We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods. In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future net revenue associated with our reportable operating segments will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that backlog is an operational measure and that the Company’s methodology for calculating backlog does not meet the definition of a non-GAAP measure, as that term is defined by the SEC, a quantitative reconciliation is not required or provided. In addition, forward-looking revenue, adjusted EBITDA, adjusted earnings per share for fiscal 2024 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with these and other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended
	September 30,		Year Ended
	(Unaudited)		September 30,
	2023	2022	2023	2022
Net revenue	$762.8	$603.9	$2,826.0	$2,315.3
Cost of goods sold	495.3	401.6	1,877.8	1,551.5
Gross profit	267.5	202.3	948.2	763.8
Operating expenses	152.9	110.9	574.0	442.7
Amortization expense	21.0	13.2	79.6	54.0
Loss on divestitures	—	—	—	3.1
Interest expense, net	21.8	15.6	77.7	64.3
Income from continuing operations before income taxes	71.8	62.6	216.9	199.7
Income tax expense	52.6	29.6	102.8	84.0
Income from continuing operations	19.2	33.0	114.1	115.7
(Loss) income from discontinued operations (net of income tax expense)	(0.6)	26.2	19.5	99.5
Gain on divestiture of discontinued operations (net of income tax expense)	1.8	—	443.1	—
Total income from discontinued operations	1.2	26.2	462.6	99.5
Consolidated net income	20.4	59.2	576.7	215.2
Less: Net income attributable to noncontrolling interests	2.2	2.4	7.0	6.3
Net income attributable to Hillenbrand	$18.2	$56.8	$569.7	$208.9

Net income attributable to Hillenbrand — per share of common stock:
Basic earnings per share
Income from continuing operations attributable to Hillenbrand	$0.24	$0.44	$1.53	$1.52
Income from discontinued operations	0.02	$0.38	6.63	1.39
Net income attributable to Hillenbrand	$0.26	$0.82	$8.16	$2.91
Diluted earnings per share
Income from continuing operations attributable to Hillenbrand	$0.24	$0.44	$1.53	$1.51
Income from discontinued operations	0.02	0.37	6.60	1.38
Net income attributable to Hillenbrand	$0.26	$0.81	$8.13	$2.89
Weighted average shares outstanding (basic)	70.2	69.7	69.8	71.7
Weighted average shares outstanding (diluted)	70.5	70.3	70.1	72.2

Cash dividends per share	$0.2200	$0.2175	$0.8800	$0.8700

Condensed Consolidated Statements of Cash Flows
(in millions)

	Year Ended September 30,
	2023	2022
Cash flows provided by (used in):
Operating activities from continuing operations	$207.0	$63.3
Investing activities from continuing operations	(722.3)	(131.7)
Financing activities from continuing operations	693.4	(244.2)
Total cash (used in) provided by discontinued operations	(144.4)	116.1
Effect of exchange rate changes on cash and cash equivalents	(21.1)	(16.8)
Net cash flows	12.6	(213.3)

Cash, cash equivalents, restricted cash, and cash and cash equivalents held for sale:
At beginning of period	237.6	450.9
At end of period	$250.2	$237.6

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2023	2022	2023	2022
Income from continuing operations	$19.2	$33.0	$114.1	$115.7
Less: Net income attributable to noncontrolling interests	2.2	2.4	7.0	6.3
Income from continuing operations attributable to Hillenbrand	17.0	30.6	107.1	109.4
Business acquisition, divestiture, and integration costs (1)	17.7	8.8	46.2	29.4
Restructuring and restructuring-related charges (2)	2.8	(0.4)	5.1	3.1
Intangible asset amortization (3)	21.0	13.2	79.6	54.0
Loss on divestiture (4)	—	—	—	3.1
Inventory step-up charges	0.6	—	11.7	—
Other	—	0.1	—	3.3
Tax adjustments (5)	28.7	6.3	30.9	11.7
Tax effect of adjustments (6)	(8.4)	(4.0)	(34.1)	(19.8)
Adjusted net income from continuing operations attributable to Hillenbrand	$79.4	$54.6	$246.5	$194.2

Diluted EPS from continuing operations	$0.24	$0.44	$1.53	$1.51
Business acquisition, divestiture, and integration costs (1)	0.25	0.13	0.66	0.41
Restructuring and restructuring-related charges (2)	0.04	(0.01)	0.07	0.05
Intangible asset amortization (3)	0.30	0.19	1.14	0.75
Loss on divestiture (4)	—	—	—	0.04
Inventory step-up charges	0.01	—	0.17	—
Other	—	—	—	0.04
Tax adjustments (5)	0.41	0.09	0.44	0.16
Tax effect of adjustments (6)	(0.12)	(0.06)	(0.49)	(0.27)
Adjusted diluted EPS from continuing operations	$1.13	$0.78	$3.52	$2.69

(1)Business acquisition, divestiture, and integration costs during 2023 primarily included professional fees related to the Linxis, Peerless, and FPM acquisitions and professional fees and employee-related costs attributable to the integration of Milacron and Linxis. Business acquisition, divestiture, and integration costs during 2022 primarily included professional fees related to the Gabler, Herbold, and Linxis acquisitions and professional fees and employee-related costs attributable to the integration of Milacron and the divestiture of TerraSource.
(2)Restructuring and restructuring-related charges primarily included severance costs during 2023 and 2022.
(3)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.
(4)The prior year amount represents the loss on the divestiture of TerraSource Global during 2022.
(5)Represents certain tax items related to recent acquisitions and divestitures, the impact of Molding Technology Solutions’ tax loss carryforwards on net domestic taxes on foreign earnings, the revaluation of deferred tax balances in connection with enacted statutory tax rate reductions in certain foreign jurisdictions, and the revaluation of deferred tax balances as a result of foreign currency fluctuations.
(6)Represents the tax effect of the adjustments previously identified above.

	Three Months Ended September 30,		Year Ended September 30,
	2023	2022	2023	2022
Adjusted EBITDA:
Advanced Process Solutions	$117.6	$68.5	$355.7	$249.1
Molding Technology Solutions	45.7	59.5	187.1	216.2
Corporate	(16.1)	(17.1)	(59.6)	(63.8)
Add:
Total income from discontinued operations (net of income tax expense)	1.2	26.2	462.6	99.5
Less:
Interest expense	21.8	15.6	77.7	64.3
Income tax expense	52.6	29.6	102.8	84.0
Depreciation and amortization	32.5	24.2	125.6	98.6
Business acquisition, divestiture, and integration costs	17.7	8.8	46.2	29.4
Restructuring and restructuring-related charges	2.8	(0.4)	5.1	3.1
Inventory step-up charges	0.6	—	11.7	—
Loss on divestiture	—	—	—	3.1
Other	—	0.1	—	3.3
Consolidated net income	$20.4	$59.2	$576.7	$215.2

	Three Months Ended September 30,		Year Ended September 30,
	2023	2022	2023	2022
Consolidated net income	$20.4	$59.2	$576.7	$215.2
Interest expense	21.8	15.6	77.7	64.3
Income tax expense	52.6	29.6	102.8	84.0
Depreciation and amortization	32.5	24.2	125.6	98.6
EBITDA	127.3	128.6	882.8	462.1
Total income from discontinued operations (net of income tax expense)	(1.2)	(26.2)	(462.6)	(99.5)
Business acquisition, divestiture, and integration costs	17.7	8.8	46.2	29.4
Restructuring and restructuring related charges	2.8	(0.4)	5.1	3.1
Inventory step-up charges	0.6	—	11.7	—
Loss on divestiture	—	—	—	3.1
Other	—	0.1	—	3.3
Adjusted EBITDA	147.2	110.9	483.2	401.5
Less: Acquisitions adjusted EBITDA (1)	(30.6)	—	(74.4)	—
Foreign currency impact	(2.5)	—	9.5	—
Organic adjusted EBITDA	$114.1	$110.9	$418.3	$401.5

Advanced Process Solutions adjusted EBITDA	$117.6	$68.5	$355.7	$249.1
Less: Acquisitions adjusted EBITDA (1)	(30.6)	—	(74.4)	—
Foreign currency impact	(2.9)	—	3.4	—
Advanced Process Solutions organic adjusted EBITDA	$84.1	$68.5	$284.7	$249.1

Molding Technology Solutions adjusted EBITDA	$45.7	$59.5	$187.1	$216.2
Foreign currency impact	0.4	—	6.3	—
Molding Technology Solutions organic adjusted EBITDA	$46.1	$59.5	$193.4	$216.2

(1)The impact of the acquisitions of Gabler, Herbold, Linxis, Peerless, and FPM.

	Three Months Ended September 30,		Year Ended September 30,
	2023	2022	2023	2022
Advanced Process Solutions net revenue	$515.5	$327.8	$1,823.5	$1,269.8
Less: TerraSource Global net revenue (1)	—	—	—	(2.4)
Less: Acquisitions (2)	(152.1)	—	(456.8)	—
Foreign currency impact	(13.5)	—	18.7	—
Advanced Process Solutions organic net revenue	349.9	327.8	1,385.4	1,267.4
Molding Technology Solutions net revenue	247.3	276.1	1,002.5	1,045.5
Foreign currency impact	(0.5)	—	20.6	—
Molding Technology Solutions organic net revenue	246.8	276.1	1,023.1	1,045.5
Consolidated organic net revenue	$596.7	$603.9	$2,408.5	$2,312.9

(1)The TerraSource Global business, which was included within the Advanced Process Solutions reportable operating segment, was divested on October 22, 2021.
(2)The impact of the acquisitions of Gabler, Herbold, Linxis, Peerless, and FPM.

	September 30, 2023	September 30, 2022
Advanced Process Solutions backlog	$1,866.4	$1,397.9
Less: Acquisitions (1)	(517.7)	—
Foreign currency impact	(70.5)	—
Advanced Process Solutions organic backlog	1,278.2	1,397.9
Molding Technology Solutions backlog	233.2	364.1
Foreign currency impact	(1.9)	—
Molding Technology Solutions organic backlog	231.3	364.1
Consolidated pro forma backlog	$1,509.5	$1,762.0

(1)The impact of the acquisitions of Linxis, Peerless, and FPM.

September 30, 2023
Current portion of long-term debt	$19.7
Long-term debt	1,990.4
Total debt	2,010.1
Less: Cash and cash equivalents	(242.9)
Net debt	$1,767.2

Pro forma adjusted EBITDA for the trailing twelve months ended	$547.4
Ratio of net debt to pro forma adjusted EBITDA	3.2

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements,” including statements regarding the exploration of potential strategic alternatives for our Batesville reportable operating segment (the “Strategic Process”), that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s (the “Company”) expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project	position
become	pursue	estimate	will	forecast	continue	could	anticipate	remain
target	encourage	promise	improve	progress	potential	should	impact

This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance or events, and actual results or events could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: global market and economic conditions, including those related to the financial markets; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; the impact of disease outbreaks, such as the COVID-19 pandemic, or other health crises; increasing competition for highly skilled and talented workers, as well as labor shortages; uncertainty related to environmental regulation and industry standards, as well as physical risks of climate change; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; uncertainty in United States global trade policy; our level of international sales and operations; the impact of incurring significant amounts of indebtedness and any inability of the Company to respond to changes in its business or make future desirable acquisitions; the ability of the Company to comply with financial or other covenants in debt agreements; negative effects of acquisitions, including the Schenck Process Food and Performance Materials (“FPM”) business and Linxis Group SAS (“Linxis”) acquisitions, on the Company’s business, financial condition, results of operations and financial performance (including the ability of the Company to maintain relationships with its customers, suppliers, and others with whom it does business); the possibility that the anticipated benefits from acquisitions including the FPM and Linxis acquisitions cannot be realized by the Company in full or at all, or may take longer to realize than expected; risks that the integrations of FPM or Linxis or other acquired businesses disrupt current operations or pose potential difficulties in employee retention or otherwise affect financial or operating results; competition in the industries in which we operate, including on price; cyclical demand for industrial capital goods; the ability to recognize the benefits of any acquisition or divestiture, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; impairment charges to goodwill and other identifiable intangible assets; impacts of decreases in demand or changes in technological advances, laws, or regulation on the net revenues that we derive from the plastics industry; changes in food consumption patterns due to dietary trends, or economic conditions, or other reasons; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; the impact to the Company’s effective tax rate of changes in the mix of earnings or in tax laws and certain other tax-related matters; exposure to tax uncertainties and audits; involvement in claims, lawsuits, and governmental proceedings related to operations; uncertainty in the U.S. political and regulatory environment; adverse foreign currency fluctuations; labor disruptions; and the effect of certain provisions of the Company’s governing documents and Indiana law that could decrease the trading price of the Company’s common stock. Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2023, filed with the Securities and Exchange Commission ("SEC") on November 15, 2023. The forward-looking information in this release speaks only as of the date hereof, and we assume no obligation to update or revise any forward-looking information.

About Hillenbrand

Hillenbrand (NYSE: HI) is a global industrial company that provides highly-engineered, mission-critical processing equipment and solutions to customers in over 100 countries around the world. Our portfolio is composed of leading industrial brands that serve large, attractive end markets, including durable plastics, food, and recycling. Guided by our Purpose — Shape What Matters For Tomorrow™ — we pursue excellence, collaboration, and innovation to consistently shape solutions that best serve our associates, customers, communities, and other stakeholders. To learn more, visit: www.Hillenbrand.com.

Investor Relations for Hillenbrand
Sam Mynsberge, Vice President, Investor Relations
Phone: 812-931-3573
Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand
Paul Whitmore, Sr. Manager, Corporate Communications
Phone: 812-212-4424
Email: paul.whitmore@hillenbrand.com